EXHIBIT 10.22

                         GERHART SUPPLEMENTAL RETENTION
                            AND PERFORMANCE AGREEMENT

         This Supplemental Retention and Performance Agreement ("Agreement") is made as of this 1st day of December, 2002 by and between ARLINGTON HOSPITALITY, INC., a Delaware corporation ("Company"), whose address is 2355 South Arlington Heights Road, Arlington Heights, Illinois 60005, and RICHARD A. GERHART ("Employee"), whose address is 4 Queens Way, Lincolnshire, Illinois 60005 Also party hereto for the purposes of Section 4 is Arlington Hospitality Management, Inc. ("AHMI")

                                    RECITALS:

     A. Employee is an executive officer of AHMI. AHMI is a wholly owned subsidiary of the Company. All references below to employment by the Company shall mean Employee's employment by any of Company, AMHI or such other subsidiary of Company as Company shall direct from time to time. The Company is desirous of entering into this Agreement in order to provide Employee: (i) an incentive to continue his employment with the Company; and (ii) an incentive compensation program to reward Employee for attaining certain desirable mutually agreed objectives.

     B. Employee is willing to continue his employment with the Company, subject to the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Recitals. The Recitals set forth above are incorporated by reference herein and made a part hereof as if fully rewritten.

     2. Severance Bonus. In the event that between the date hereof and December 31, 2003, Employee's employment with the Company is terminated other than due to death, "Disability," "Voluntary Termination" or "Cause," Employee shall be entitled to a Severance Bonus of $50,000, payable at the rate of $10,000 per month on or before the 10th day of each month following the month in which Employee's employment is terminated. In the event Employee's employment is not terminated by the Company on or before December 31, 2003, or Employee's employment is terminated prior to such date due to death, Disability, Voluntary Termination or Cause, then Employee shall not be entitled to a Severance Bonus. For purposes of this Section 2, the following definitions shall apply:

          (a) "Disability" shall mean termination of Employee's employment following absence from the Company pursuant to circumstances which qualify Employee to receive disability payments pursuant to the disability insurance policy presently maintained by the Company for the benefit of Employee.

          (b) "Cause" shall mean termination of Employee's employment by the Company due to any of the following circumstances:

               (i) conduct amounting to fraud, embezzlement, illegal misconduct in connection with Employee's performance of services for the Company or any of its subsidiaries;

               (ii) the conviction of Employee by a court of proper jurisdiction of (or his written, voluntary and freely given confession to) a crime which constitutes a felony (other than a traffic violation) or an indictment that results in material injury to the Company's property, operation or reputation;

               (iii) the willful failure of Employee to comply with reasonable directions of the Board after:

                    (1) written notice delivered to the Employee describing such willful failure; and

                    (2) Employee has failed to cure or take substantial steps to cure such willful failure after a reasonable time period as determined by the Board in its reasonable discretion (not to be less than thirty (30) days) unless counsel for the Company, in good faith believes, that the directions of the Board (or its actions or inactions in response to the Employee's written notice) are illegal; or

               (iv) willful misconduct or a material default by the Employee in the performance or observance of any promise or undertaking of Employee or commission of an act of dishonesty in connection with Employee performing services to or for the benefit of the Company or any of its subsidiaries, which willful misconduct, default or dishonest act has a material adverse effect on the Company and has continued for a period of ten (10) business days after written notice thereof from the Company to the Employee; provided, that if such willful misconduct or default is of a nature that it or the injury therefrom cannot be reasonably cured within such ten (10) day period (but is curable -- for purposes hereof an act of dishonesty with material adverse consequences will not be deemed susceptible of cure) then, if Employee shall have commenced an attempt to cure such default within such ten (10) day period, the period to cure the default shall be extended until the earlier of:

                    (1) the date which is forty-five (45) days after receipt of notice;

               or

                    (2) the date that Employee has failed to diligently continue his efforts in a reasonable manner to cure his default.

          (c) "Voluntary Termination" shall mean Employee's voluntary resignation from employment by the Company.

         Company may maintain an employee leasing agreement under which Employee is employed by a separate corporation and then "leased" to the Company whereby the Company agrees to pay all costs of employment of Employee pursuant to an employee leasing contract ("ELC"). Notwithstanding anything to the contrary contained in the ELC, Employee shall be deemed to constitute an employee of, and employed by the Company, for purposes of this Agreement, whether Employee is a direct employee of the Company or leased to the Company pursuant to the ELC.

         All determinations of Employee's entitlement to Severance Bonus shall be made in the sole discretion of the Company and shall be binding on Employee absent a showing of bad faith or manifest error.

     3. Continued Employment Performance Bonus. If and only if Employee remains in the employ of the Company through December 31, 2003, then Employee shall be paid the "Retention Bonus Amount" on or before ten (10) days following the Company's completion of its audit for calendar year 2003, with such sum to be paid in cash ("Cash Retention Bonus Amount") plus common stock of the Company ("Stock Retention Bonus Amount") based upon that number of shares of common stock of the Company ("Shares") set forth below, subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, merger, consolidation, or other similar event occurs between the date hereof and January 10, 2004. By setting the Stock Retention Bonus Amount as a finite number of Shares, the Company is providing Employee the opportunity to share in the subsequent appreciation of such shares. Employee shall not be entitled to any Retention Bonus if Employee is not employed by the Company at January 1, 2004 for any reason.

         The Retention Bonus Amount shall be the sum of each of the "Targets" set forth below that are achieved by Employee during Employee's employment by the Company. All determinations of Target achievement shall be made in the sole discretion of the Company and shall be binding upon Employee absent a showing of bad faith or manifest error. The Company shall compute the aggregate Retention Bonus Amount as soon as practicable following completion of its financial statements for calendar year 2003 and shall total up the Cash Retention Bonus Amount plus the number of Shares comprising the Stock Retention Bonus Amount (any fractional Share shall be rounded up to the nearest whole Share amount). The Targets are as follows:

          (a) Third Party Sales. $250 plus 75.76 Shares for every hotel that Company sells to a third party that is put under contract for sale after November 6, 2002 and closed by December 31, 2003, not including Vicksburg or Freeport; extra $125 plus 37.88 Shares if Altoona and its food and beverage operations are under contract by December 31, 2003.

          (b) AmeriHost Inns.

               (i) $2500 plus 757.58 Shares if Company matches the same store sales bonus provided in current employment contract bonus plan; and

               (ii) Supplemental two percent (2%) of the lower of either Employee's current Employment Agreement bonus plan's "GOP over budget" or "GOP over previous year" pooled calculation.

          (c) Non-AmeriHost Inns.

               (i) Supplemental two percent (2%) of "actual GOP over budget" calculation used in Employee's current Employment Agreement bonus plan.

               (ii) Up to $5,000 plus 1515.15 Shares ("Target") EBITDAR based bonus: fifty percent (50%) of Target ($2500 plus 757.58 Shares) if EBITDAR equals or exceeds budget; and two and one-half percent (2.5%) of Target (up to fifty percent (50%)) for every full one percent (1%) EBITDAR exceeds budget capped at 20% in excess of budget ($2,500 plus
          757.58 Shares maximum/twenty percent (20%) beat) not counting gains, any Cendant payments, income, royalty, etc., associated with sale of Vicksburg and Freeport.

The parties agree to take such actions and execute and deliver, promptly upon request, such additional documents as may be necessary or appropriate to implement the terms of this Agreement and effectuate its intent.

     4. Employment Contract. Employee's existing employment agreement is between Employee and AHMI ("Employment Agreement"). Notwithstanding anything to the contrary contained in the Employment Agreement, the bonus amounts, if any, payable to Employee pursuant to Section 2 and Section 3 of this Agreement are specifically excluded from any severance compensation payable to Employee pursuant to the Employment Agreement.

         Notwithstanding anything to the contrary contained in Employee's Employment Agreement dated July 1, 2002 or in this Agreement, Company reserves the right on an annual basis, beginning for calendar year 2004, to modify the criteria for Employee's earning compensation under his Bonus Program in the Employment Agreement, pursuant to any business plan or new bonus program criteria approved by Company's Chief Executive Officer and/or Board of Directors, provided such revised criteria provide Employee the opportunity to earn potential bonus income at least substantially similar to that set forth in the Employment Agreement, as determined in good faith discretion of the Board of Directors. The terms of this Section 4 will supersede any inconsistencies with the remainder of this Agreement or the Employment Agreement.

     5. Representations Regarding Stock Retention Bonus Amount. Employee acknowledges and represents the following to Company with respect to the shares of common stock of the Company, if any, that will be issued to Employee pursuant to the Stock Retention Bonus Amount (the "Shares"):

          (a) Employee will be subject to income tax based upon the fair market value of the Shares issued to Employee on the date of issuance. Employee acknowledges that in the event that the Shares appreciate over the per share price used in computing the Stock Retention Bonus Amount, Employee will be liable for taxes for such issuance, which taxes may exceed the Cash Bonus Retention Amount. Employee hereby grants to the Company the right to apply such amount of the Cash Bonus Retention Amount as it deems necessary to satisfy applicable withholding tax obligations with respect to the Retention Bonus Amount (cash and Shares amounts), and further agrees that should more than the full Cash Bonus Retention Amount be necessary to satisfy Company's applicable withholding tax obligations regarding Employee, then Employee shall immediately fund such shortfall on notice from the Company and further authorizes the Company to withhold from Employee's paycheck such additional sums as are necessary to fund the shortfall.

          (b) The Shares issuable to Employee will be acquired solely for the account of Employee for investment and not for subdivision, resale or redistribution. Employee has no direct or indirect agreements or understandings to sell or resell the Shares.

          (c) The Shares will not be registered under the Securities Act of 1933, as amended ("Act"), and accordingly, their resale will only be permitted pursuant to an exemption from registration under the Act or a registration statement under the Act. The Company has no obligation to register the Shares and has no obligation to file those reports under the Securities Exchange Act of 1934 necessary to qualify the Shares for resale pursuant to Rule 144 under the Act. The certificate for the Shares will contain a corresponding restrictive legend.

          (d) Employee has:

               (i) sufficient knowledge regarding the Company to evaluate an investment in the Shares;

               (ii) sufficient net worth and liquidity to bear the entire risk of loss with respect to the Shares; and

               (iii) has been advised that he should consult with his tax advisors to evaluate the tax impact of issuance and ownership of the Shares, and has access to competent tax advisors for advice as to the foregoing.

          6. Miscellaneous.

          (a) Survival. All representations, warranties and covenants of the parties contained in this Agreement or made pursuant hereto, shall survive the date of execution of this Agreement and remain in full force and effect, and shall survive the termination or expiration of this Agreement.

          (b) Counsel. All parties hereto have independent counsel, and no inference shall be drawn in favor of or against any party by virtue of the fact that such party's counsel was or was not the principal draftsman of this Agreement.

          (c) Notices. All notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, postage prepaid or via national courier, addressed as to the party entitled to notice at the address set forth above, or such other address as is subsequently provided by written notice from such party to the other party.

          (d) No Assignment. Except as expressly noted below, this Agreement and the rights of the parties under this Agreement may not be sold, assigned or otherwise transferred without the prior written consent of the other party.

          (e) Entire Agreement. This Agreement, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contemplated hereby, and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

          (f) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. Should any dispute arise under this Agreement, it shall be litigated in the state or federal courts situated in Cook County, Illinois, to which jurisdiction and venue all parties consent.

          (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which, whether photocopy, facsimile or ink, shall be deemed an original, but all of which together shall constitute one instrument.

          (h) Approval. This Agreement shall be binding upon the parties, their respective heirs, successors and assigns, and each entity party represents and warrants that this Agreement has been duly approved by proper action.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

ARLINGTON HOSPITALITY, INC.                    EMPLOYEE


                                               /s/ Richard A. Gerhart
                                              ----------------------------------
                                               RICHARD A. GERHART

By:  /s/ Kenneth M. Fell
Its: ______________________________

                                               Date of Execution: 01-27-03
                                                                  --------------



ARLINGTON HOSPITALITY MANAGEMENT, INC.(1)


By:  /s/ Kenneth M. Fell
Its: ______________________________

Date of Execution: 01-27-03

(1)  For purposes of Section 4.